EXHIBIT 99.1

CONTACT:	Suzanne Shirley Investor Relations (714) 226-3470	Tyler Mason Public Relations (714) 226-3530

FOR IMMEDIATE RELEASE

PacifiCare Health Systems Announces 2-for-1 Stock Split

CYPRESS, Calif., December 19, 2003— PacifiCare Health Systems, Inc. (NYSE: PHS) announced today that its Board of Directors has approved a 2-for-1 split of the company’s common stock. The split will be accomplished in the form of a stock dividend of one additional share of PacifiCare common stock for each share held. The additional shares of stock will be distributed on January 20, 2004 to stockholders of record on January 7, 2004. Additionally, stock options and deferred stock units as well as the conversion rate for the company’s 3% convertible subordinated debentures due in 2032 that are outstanding on the record date will be appropriately adjusted to reflect the stock dividend.

“The Board is pleased to be in a position to make this decision as a result of the recent strength in the company’s stock price,” said Howard Phanstiel, president and chief executive officer. “We believe that the split will make PacifiCare’s stock available to a wider range of potential investors, which will be a long term benefit to the company.”

The statements in this news release that are not historical facts are forward looking statements within the meaning of the Federal securities laws, and may involve risks and uncertainties discussed in documents the company has filed with the Securities and Exchange Commission.

PacifiCare Health Systems is one of the nation’s largest consumer health organizations with approximately 3 million health plan members and approximately 9 million specialty plan members nationwide. PacifiCare offers individuals, employers and Medicare beneficiaries a variety of consumer-driven health care and life insurance products. Currently, more than 99 percent of PacifiCare’s commercial health plan members are enrolled in plans that have received Excellent Accreditation by the National Committee for Quality Assurance (NCQA). PacifiCare’s specialty operations include behavioral health, dental and vision, and complete pharmacy benefit management through its wholly owned subsidiary, Prescription Solutions. More information on PacifiCare Health Systems is available at www.pacificare.com.